Eagle Bulk Shipping Inc. Appoints Kate Blankenship to Board of Directors

STAMFORD, Conn., Jan. 19, 2023 (GLOBE NEWSWIRE) -- Eagle Bulk Shipping Inc. (NYSE: EGLE) (“Eagle Bulk”, “Eagle”, or the “Company”), one of the world’s largest owner-operators within the midsize drybulk vessel segment, today announced that it has appointed A. Kate Blankenship to its Board of Directors, effective January 18, 2023.

Ms. Blankenship is a member of the Institute of Chartered Accountants in England and Wales (ICAEW). In addition to having served in key senior management positions, Ms. Blankenship has served as a director at a number of U.S.-listed companies within the shipping and energy industries, including; Frontline, Golden Ocean, Golar LNG, International Seaways, and Seadrill.

Eagle’s Chairman, Paul Leand, commented, "Kate brings significant strategic, corporate governance, and financial oversight experience to our Board. We believe the Company will benefit tremendously from Kate’s deep industry knowledge and diverse global perspective, and we all look forward to working with her in driving the business forward and delivering superior results for all of our stakeholders.”

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a US-based, fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Eagle focuses exclusively on the versatile midsize drybulk vessel segment and owns one of the largest fleets of Supramax / Ultramax vessels in the world. The Company performs all management services in-house (including strategic, commercial, operational, technical, and administrative) and employs an active- management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk- managed basis. For further information, please visit our website: www.eagleships.com.

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Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Risks and uncertainties are further described in reports filed by the Company with the Securities and Exchange Commission.